                                                                     Exhibit 8.2

                          CARPENTER KUHEN & SPRAYBERRY
                          Certified Public Accountants

 Ralph C. Kuhen, C.P.A.                                                                               Martin J. Marietta,
 Steve Barnes, C.P.A.                                                                                 C.P.A.
 Greg Honegger, C.P.A.                                        Members:                                Dan Sprayberry, C.P.A.
 Mark Luttrell, C.P.A.                   American Institute of Certified Public Accountants           Dean Carpenter, C.P.A.
 Greg Braun, C.P.A.                                     SEC Practice Section                          Dana Boutain, C.P.A.
 Ann Braun, C.P.A.                       California Society of Certified Public Accountants           Dwayne Schiellack,
 Sonja Gilbreth, C.P.A.                                                                               C.P.A.
 Jennifer Haney, C.P.A.                                                                               Charles DeSimone,
 William Duerksen, C.P.A.                                                                             C.P.A.
 Kevin Reynier, C.P.A.                                                                                Ursula Sutherland,
                                                                                                      C.P.A.
                                                                                                      Jeffrey Freeman, C.P.A.
                                                                                                      Audrey Tamekazu, C.P.A.
                                                                                                      Laima Swanson, C.P.A.



October 31, 1996


View Tech, Inc.
View Tech Acquisition, Inc.
950 Flynn Rd., Suite F
Camarillo, CA 93012

RE:  Tax Opinion Regarding USTeleCenters, Inc. Acquisition

Ladies and Gentlemen:

You have requested our opinions with respect to certain federal income tax consequences of the acquisition of USTeleCenters, Inc. Our opinions, as required by the Securities and Exchange Act Reg. S-B Item 601(b)(8), are set forth in the final paragraph of this letter.

This acquisition will be accomplished by a merger (the "Merger") of View Tech Acquisition, Inc. and USTeleCenters, Inc. The Merger will take place pursuant to an Agreement and Plan of Merger dated as of September 5, 1996 (the "Merger Agreement"), as amended October 31, 1996 by and among View Tech, Inc., View Tech Acquisition, Inc. and USTeleCenters, Inc., as described in the prospectus included as part of the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on October 4, 1996 (the "Registration Statement").

In providing our opinions, we have reviewed the Merger Agreement and the Registration Statement. We have relied upon the accuracy of the factual statements and representations set forth in the Merger Agreement and the Registration Statement. In addition, we have relied upon certain representations relating to the Merger provided to us by View Tech, Inc. and USTeleCenters, Inc., and upon the Representations and Warranties of the Shareholders of USTeleCenters, Inc. provided to View Tech, Inc. by shareholders of USTeleCenters, Inc. and attached as Exhibit I of the Merger Agreement. This opinion is expressly conditioned upon the accuracy, as of the effective time of the Merger (the "Effective Time"), of those factual statements and representations. We have not undertaken, nor are we in a position to undertake,
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Shareholders of View Tech, Inc.
October 31, 1996
Page 2

any independent investigation of the accuracy of such factual statements or representations. In the event that the Merger is not consummated in accordance with the terms of the Merger Agreement, without waiver or breach of any material provisions thereof, or in the event that any of the representations, statements or assumptions upon which our opinions are based are not true or accurate at any time relevant time, then our opinions may not be relied upon.

Taxpayers seeking assurance of the federal tax results of particular transactions can, in some cases, receive formal binding advice from the Internal Revenue Service (the "Service") issued as a private letter ruling. Such a ruling is not available with respect to the Merger, however. The Service has announced that private letter rulings will not be issued to taxpayers with respect to reorganizations qualifying under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code"). Rev. Proc. 96-3, 1996-1 C.B. 82, sec. 3.01(24)(the "No-Ruling Policy"). Unlike a private letter ruling, our opinion is not binding on the Service or on any courts. Our opinion represents only our best judgment as to the probable outcome of the tax issues addressed herein. Although our opinion is based upon the current Code, judicial opinions and administrative pronouncements, all of those authorities are subject to change, and any such changes may be retroactive to the Effective Time. We disclaim any obligation to call such future developments to your attention. Therefore, no assurance can be given that future legislation, decisions or pronouncements will not materially affect our opinions or alter the tax consequences of the Merger.

Pursuant to the No-Ruling Policy of the Service, there is little guidance available on how and whether the "continuity of interest" requirement in reorganization is satisfied. Prior to the No-Ruling Policy, the Service would have required USTeleCenters, Inc. shareholders who own five percent or more of the USTeleCenters, Inc. stock to represent that they have no plan or intention to sell, exchange, or otherwise dispose of a number of shares of View Tech, Inc. stock received that would reduce the USTeleCenters, Inc. shareholders' ownership of View Tech, Inc. stock to a number of shares having a value, as of the Effective Time, of less than fifty percent of the value of all of the formerly outstanding stock of USTeleCenters, Inc. as of the Effective Time.
The management of USTeleCenters, Inc. would have been required to make a similar representation, to the best of their knowledge, with respect to shareholders owning less than five percent of the USTeleCenters, Inc. stock. For that purpose, shares of USTeleCenters, Inc. exchanged for cash in lieu of fractional shares of View Tech, Inc. stock would be treated as outstanding USTeleCenters, Inc. stock at the Effective Time. Moreover, shares of View Tech, Inc. stock and shares of USTeleCenters, Inc. stock held by USTeleCenters, Inc. shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger would be considered. We have relied on the representation of the USTeleCenters, Inc. management and on the Representations and Warranties of the Shareholders of USTeleCenters, Inc. attached as Exhibit I of the Merger Agreement to that effect. Nevertheless, we cannot assure you that the continuity of interest requirement will be satisfied. If such requirement is not satisfied, the Merger will not be treated as a reorganization within the meaning of Section 368(a)(1)(A). In that event, a USTeleCenters, Inc.'s shareholder would recognize gain or loss with respect to each share of USTeleCenters, Inc. stock surrendered, equal to the difference between the USTeleCenters, Inc. shareholder's basis in that share and the fair market value, as of the Effective Time, of the View Tech, Inc. stock received in exchange therefor. In such event, the
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Shareholders of View Tech, Inc.
October 31, 1996
Page 3

USTeleCenters, Inc. shareholder's aggregate basis in the View Tech, Inc. stock received would equal its fair market value, and the holding period would begin on the day after the Merger.

In addition, even if the Merger is treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, a recipient of shares of View Tech, Inc. stock will recognize gain to the extent that such shares are considered to be received in exchange for services or property (other than solely USTeleCenters, Inc. stock). All or a portion of such gain may be taxable as ordinary income, rather than as capital gain. Gain would also have to be recognized to the extent that a shareholder were treated as receiving (directly or indirectly) consideration other than View Tech, Inc. stock in exchange for the shares of USTeleCenters, Inc. stock.

Our opinions address only the United States federal income tax consequences set forth in the final paragraph of this letter. We do not address any other federal, state, local or foreign tax consequences to View Tech, Inc. or View Tech Acquisition, Inc. or to their shareholders, as a result of the Merger or of any other transaction (including any transaction undertaken in connection with the Merger). For example, we express no opinion regarding (i) the tax consequences of the Merger to particular classes of USTeleCenters, Inc. shareholders such as dealers in securities, corporate shareholders that may be subject to the alternative minimum tax, and foreign persons, (ii) the tax treatment of the Merger to holders of warrants, options or other rights to purchase USTeleCenters, Inc. stock, or (iii) the tax consequences to any party with respect to any compensation for services paid (in cash or in kind) in connection with or pursuant to the Merger.

Our opinions are intended solely for the purpose of the satisfaction of the condition set forth in the Securities and Exchange Act Reg. S-B Item 601(b)(8). Our opinions may not be relied upon by any person or entity other than View Tech, Inc. and View Tech Acquisition, Inc. and their respective shareholders and may not be made available to any other person or entity without our prior written consent. We hereby consent to the inclusion of this letter as an exhibit to the Registration Statement.

We are of the opinion that, assuming the consummation of the Merger in accordance with the Merger Agreement and the accuracy of the factual statements and representations described above as of the Effective Time, and subject to the exceptions, limitations and qualifications discussed above, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) each of View Tech, Inc. and View Tech Acquisition, Inc. will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by View Tech, Inc., View Tech Acquisition, Inc. or their respective shareholders as a result of the Merger.


Sincerely,

/s/ CARPENTER, KUHEN & SPRAYBERRY

CARPENTER, KUHEN & SPRAYBERRY, C.P.A.